Exhibit 1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations                                     +1 (630) 887-3745

CNH Global N.V. Sets Timing for Second Quarter 2012

Earnings Release and Conference Call with Analysts

BURR RIDGE, IL — (July 18, 2012) — CNH Global N.V. (NYSE: CNH) will release its 2012 second quarter financial results on Wednesday, August 1st. The full text of the release, along with financial statements, will be available both from Marketwire and on http://www.cnh.com.

At approximately 6:00 a.m. U.S. central time on August 1st, CNH will provide a live, listen-only, audio webcast of the company’s quarterly conference call with securities analysts and institutional investors. The webcast can be accessed through http://www.cnh.com. Anyone unable to listen to the live webcast can access the replay at the site for two weeks following the event.

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CNH Global N.V. is a world leader in the agricultural and construction equipment businesses. Supported by approximately 11,300 dealers in approximately 170 countries, CNH brings together the knowledge and heritage of its Case and New Holland brand families with the strength and resources of its worldwide commercial, industrial, product support and finance organizations. CNH Global N.V., whose stock is listed on the New York Stock Exchange (NYSE:CNH), is a majority-owned subsidiary of Fiat Industrial S.p.A. (FI.MI). More information about CNH and its Case and New Holland products can be found online at www.cnh.com.